Exhibit 10.14

THE PATAPSCO BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Agreement entered into as of the 21st day of January, 1998 by and between The Patapsco Bank (the “Bank”) and. Joseph J. Bouffard (the “Executive”), effective immediately.

ARTICLE I

Definitions

The following words and phrases, when used in the Agreement with an initial capital letter, shall have the meanings set forth below unless the context clearly indicates otherwise.

“Account” shall mean a separate bookkeeping account which the Bank shall maintain both in the name of the Executive, and as a “SERA account” solely tracking his interest under this Agreement.

“Agreement” or “SERA” shall mean this Supplemental Executive Retirement Agreement with the Executive.

“Affiliate” shall mean any “parent corporation” or “subsidiary corporation” of the Bank, as the terms are defined in Section 424(e) and (f), respectively, of the Code.

“Animal Return” shall mean the annual return on deferred compensation that the Executive elects, for his Account, from the choices available under the Investment Election Form.

“Bank” shall mean The Patapsco Bank.

“Beneficiary” shall mean the person or persons whom the Executive may designate as the beneficiary of the Executive’s Benefits under Articles II and III. The Executive’s election of a Beneficiary shall be made on the Distribution Election Form, shall be revocable by the Executive during his lifetime, and shall be effective only upon its delivery to an executive officer of the Bank and acceptance by the Board (which acceptance shall be presumed unless, within ten business days of delivery of the Executive’s election, the Board provides the Executive with a written notice detailing the reasons for its rejection).

“Benefits” shall mean, collectively, the benefits payable under Articles II and III of the Agreement.

“Board” shall mean the Board of Directors of the Bank.

“Change in Control” shall have the meaning set forth in the Employment Agreement.

“Company” shall mean Patapsco Bancorp, Inc.

“Director” shall mean a member of the Board.

“Disability” shall have the meaning set forth in the Employment Agreement.

“Distribution Election Form” shall mean the form attached hereto as Exhibit “B”.

“Effective Date” shall mean the date on which the Agreement first becomes effective, as referenced in the opening paragraph of this document.

“Employee” shall mean any person who is employed by the Bank or the Company.

“Employment Agreement” shall mean the Bank’s employment agreement with the Executive, as such agreement may be amended from time to time in accordance with its terms.

“Investment Election Form” shall mean the form attached as Exhibit “A”.

“Just Cause” shall have the meaning set forth in the Bank’s employment agreement with the Executive, as such agreement may be amended from time to time in accordance with its terms.

“Trust Agreement” shall mean that agreement entered into pursuant to the terms hereof between the Bank and the Trustee, and “Trust” means the trust created thereunder.

“Trustee”, shall mean that person(s) Or entity appointed by the Board pursuant to the Trust Agreement to hold legal title to the assets under this Agreement for the purposes set forth herein.

“Valuation Date” shall mean (i) each December 31st after the Effective Date, provided the Agreement has not previously terminated, and (ii) the day on which the Agreement terminates pursuant to Article IX hereof.

ARTICLE II

Credits to Account

Annual Credits. The Account of the Executive shall be credited with an amount equal to $10,184.71 on February 1, 1998, and with $439.10 on the first day of each subsequent month; provided that no credits shall be made after the date on which the Executive ceases to be an Employee.

Investment Return. Until distributed in accordance with the terms of the Agreement, the Executive’s Account shall be credited on each Valuation Date with a rate of return (determined pursuant to his Investment Election Form) on any amounts credited as of the immediately preceding Valuation Date. In order to be effective as of any Valuation Date, the Executive’s Investment Election Form must be received by the Bank before the first day of the year in which the Valuation Date occurs. The Executive may at any time and from time to time file a superseding Investment Election Form. In the absence of an effective Investment Election Form as of any Valuation Date, the Executive’s Account shall be credited with the dividend-adjusted rate of return on the Company’s common stock.

Vesting. Amounts credited to the Executive’s Account shall be unvested and forfeitable until the earlier of one of the following events (at which time the Executive shall become 100% vested in his Account):

(1) The Executive’s continued status as an Employee through April 2, 2000.

(2) Termination of the Executive’s status as an Employee due to his death or Disability.

(3) Termination of the Executive’s status as an Employee either without Just Cause or on or after a Change in Control.

ARTICLE III

Distribution from Account: Distribution Election Form

General Rule. In the event that the Executive’s employment with the Bank terminates for any reason other than his death or Just Cause, the Bank shall pay the Executive the vested balance of his Account in cash, in ten equal annual installments beginning no later than the first day of the second month following the Executive’s termination of employment. Notwithstanding the foregoing, the Executive may elect on his Distribution Election Form to have his Account paid in a single lump sum distribution, or in annual payments over a period of less than ten years.

Elections. In order to be effective with respect to the timing of Benefit distributions, the Executive’s initial Distribution Election Form must be submitted at least one year before the date on which the Executive first becomes entitled to receive a distribution pursuant to this Article III. Elections made pursuant to this Article III shall be irrevocable unless the Board specifically approves a change that is made more than one year before the Executive first becomes entitled to receive a distribution pursuant to this Article III. Nevertheless, beneficiary designations made pursuant to the Executive’s executed Distribution Election Form shall be revocable during the Executive’s lifetime and the Executive may, by submitting an effective superseding Distribution Election Form at any time and from time to time, prospectively change the designated Beneficiary and the manner of payment to a Beneficiary.

Death Benefits. If the Executive dies before receiving all Benefits payable pursuant to the preceding paragraph, then the remaining balance of the Executive’s Account shall be distributed in a lump sum to the Executive’s designated Beneficiary (or estate, in the absence of a validly named or living Beneficiary) not later than the first day of the second month following the date of the Executive’s death; provided that the Executive may specify on the Distribution Election Form a distribution period of up to 10 years (with payments to be made in substantially equal annual installments).

Just Cause. In the event that the Executive’s employment with the Bank terminates due to Just Cause, he shall forfeit his right to receive benefits under the Agreement.

ARTICLE IV

Source of Benefits

General Rule. Benefits shall constitute an unfunded, unsecured promise by the Bank to provide such payments in the future, as and to the extent such Benefits become payable. Benefits shall be paid from the general assets of the Bank, and no person shall, by virtue of this Agreement, have any interest in such assets (other than as an unsecured creditor of the Bank). For any fiscal year during which a Trust is maintained, (i) the Trustee shall inform the Board annually prior to the commencement of each fiscal year as to the manner in which such Trust assets shall be invested, and (ii) the Board shall, as soon as practicable after the end of each fiscal year of the Bank, provide the Trustee with a schedule specifying the amounts payable to the Executive, and the time for making such payments.

Change in Control. In the event of a Change in Control, the Bank shall (i) contribute to the Trust an amount sufficient to provide the Trust with assets having an overall value equivalent to the value of the Executive’s Account balance under the Agreement, and (ii) shall honor the Executive’s most recent Distribution Election Form that is submitted more than 90 days before the closing date of the Change in Control (even if such election is made within one year of the first date upon which the Executive becomes entitled to receive a distribution of Benefits).

ARTICLE V

Assignment

Except as otherwise provided by this Agreement, it is agreed that neither the Executive nor his Beneficiary nor any other person or persons shall have any right to commute, sell, assign, transfer, encumber and pledge or otherwise convey the right to receive any Benefits hereunder, which Benefits and the rights thereto are expressly declared to be nontransferable.

ARTICLE VI

No Retention of Services

The Benefits payable under this Agreement shall be independent of, and in addition to, any other compensation payable by the Bank to the Executive, whether in the form of fees, bonus, retirement income under employee benefit plans sponsored or maintained by the Bank or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the Bank and the Executive.

ARTICLE VII

Rights of Executive

The rights of the Executive under this Agreement and of his Beneficiaries (if any) shall be solely those of unsecured creditors of the Bank.

ARTICLE VIII

Reorganization

The Bank agrees that it will not merge or consolidate with any other corporation or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of the Bank herein set forth. The Bank further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this paragraph, without having made adequate provision for the fulfillment of its obligation hereunder.

ARTICLE IX

Amendment and Termination

The parties to the Agreement may only amend or terminate the Agreement by mutual written consent.

ARTICLE X

State Law

This Agreement shall be construed and governed in all respects under and by the laws of the State of Maryland, except to the extent preempted by federal law. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

ARTICLE XI

Headings

Headings and subheadings in this Agreement are inserted for convenience and reference only and constitute no part of this Agreement.

ARTICLE XII

Interpretation of the Agreement

The Board shall have sole and absolute discretion to administer, construe, and interpret the Agreement, and the decisions of the Board shall be conclusive and binding on all affected parties (unless such decisions are arbitrary and capricious).

ARTICLE XIII

Legal Fees

In the event any dispute shall arise between the Executive and the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by the Executive to enforce the terms of this Agreement or in defending against any action taken by the Bank, the Bank shall reimburse the Executive for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions;

Provided that the Executive shall return such amounts to the Bank if he fails to obtain a final judgment by a court of competent jurisdiction or obtain a settlement of such dispute, proceedings, or actions substantially in his favor. Such reimbursements to the Executive shall be paid within 10 days of the Executive furnishing to the Bank written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Executive. Any such request for reimbursement by an Executive shall be made no more frequently that at 30 day intervals.

ARTICLE XIV

Duration of Agreement

Unless terminated earlier in accordance with Article IX, this Agreement shall remain in effect during the term of service of the Executive and until all Benefits payable hereunder have been made.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

Witness By:	EXECUTIVE

/s/ Helen D. Donning	/s/ Joseph J. Bouffard
Joseph J. Bouffard

Witness By:	BANK
THE PATAPSCO BANK

/s/ A. G. Boward	/s/ S. Robert Kinghorn
S. Robert Kinghorn, Chairman